Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

COMMUNITY BANK SYSTEM, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Community Bank System, Inc., a Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:  The following amendment to the Corporation’s Certificate of Incorporation was duly approved and adopted by the Corporation’s Board of Directors and Shareholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

Article 4(a) of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

                (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seventy Five Million Five Hundred Thousand (75,500,000), of which Seventy Five Million (75,000,000) shares of the par value of One Dollar ($1.00) per share, amounting in the aggregate to Seventy Five Million Dollars ($75,000,000.00), shall be Common Stock, and Five Hundred Thousand (500,000) shares of the par value of One Dollar ($1.00) per share, amounting in the aggregate to Five Hundred Thousand Dollars ($500,000.00), shall be Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on this 14th day of May, 2013 by the undersigned, who was duly authorized, and the signature of the undersigned shall constitute the affirmation and the acknowledgement of the undersigned, under penalties of perjury, that this Certificate of Amendment is the act and deed of the Corporation, and that the facts stated herein are true.

COMMUNITY BANK SYSTEM, INC.

By:/s/ Mark E. Tryniski
Mark E. Tryniski
President and CEO
ATTEST:

By:/s/ Danielle M Cima
Danielle M. Cima, Secretary